UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):
November 19, 2014

Bank of Commerce Holdings

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

000-25135	94-2823865
(Commission File Number)	IRS Employer Identification No.

1901 Churn Creek Road
Redding, California 96002
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (530) 722-3939

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 19, 2014, Bank of Commerce Holdings (the “Company”) announced the appointment of James A. Sundquist, age 60, as Executive Vice President and Chief Financial Officer of the Company and its bank subsidiary, Redding Bank of Commerce (the “Bank”), to be effective December 1, 2014.

In connection with the appointment of Mr. Sundquist as Chief Financial Officer of the Company and the Bank, the Company announced that Samuel D. Jimenez, who has served as Executive Vice President, Chief Operating Officer, and Chief Financial Officer of the Company and the Bank since December 19, 2013, shall continue to serve as Executive Vice President and Chief Operating Officer of the Company and the Bank.

Mr. Sundquist has over 30 years of banking experience.  Most recently, Mr. Sundquist served as Executive Vice President and Chief Financial Officer of Placer Sierra Bank from April 2000 to October 2007. Mr. Sundquist was retired from 2007 until his appointment as Chief Financial Officer of the Company and the Bank. He received his Bachelor of Science in Business Administration (Accounting) from California State University, Sacramento.

Mr. Sundquist has entered into an Employment Agreement (the “Agreement”) with the Company and the Bank effective December 1, 2014 for a three-year term, which shall automatically extend for a one-year term with an annual salary of $225,000 per year with increases subject to approval by the Company’s Executive Compensation Committee. Mr. Sundquist will be entitled to participate in all plans that are in effect for all other full-time employees, including benefits plans, health and life insurance, and incentive plans.

Mr. Sundquist’s Agreement provides that if his employment is terminated for “cause,” as defined in the Agreement, then he will receive as of the date of termination any accrued salary plus vacation accrued but not taken. If Mr. Sundquist is terminated for other certain specified reasons, then he will receive severance pay in an amount equal to 12 months of his then-current total compensation package (salary, cash incentive profit sharing, and insurance) to be paid in one lump sum.

The Agreement also provides that in connection with a change in control and the diminution in salary or job duties, Mr. Sundquist will be paid in one lump sum severance pay equal to two years’ salary at the salary rate being paid to him at the time of the change in control together with an amount equal to one years’ profit sharing, the amount of which payment is the average profit sharing received by Mr. Sudquist for the three prior years. Mr. Sundquist would also receive a continuation of health benefits for a period of one year.

In the event of termination for any reason, Mr. Sundquist is prohibited from soliciting the Bank’s clients for a period of one year. The agreement further provides that payments to be received by Mr. Sundquist will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code.

The foregoing description of the Agreement does not purport to summarize all of the provisions of the document and is qualified in its entirety by reference to the Agreement for Mr. Sundquist, which will be filed as an exhibit to the Company’s 2014 Annual Report on Form 10-K.

A copy of the press release issued by the Company is attached as Exhibit 99.1 to this report and is incorporated in its entirety by reference.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits:     99.1      Press Release dated November 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 19, 2014
/s/ Samuel D. Jimenez
By: Samuel D. Jimenez
Executive Vice President - Chief Operating Officer